Exhibit 10.29

PERSONAL AND CONFIDENTIAL	June 22, 2006

Dear Irene,

I am very pleased to provide you with this letter confirming the verbal offer that I extended to you for the position of Chief Executive Officer and a member of the Board of Directors of Kraft Foods Inc. located in Northfield, IL. We have agreed that, in the event of a spin-off of Kraft Foods from Altria Group, you will be appointed Chairman and Chief Executive Officer. If you accept our offer, we have discussed our interest in you joining Kraft on June 26, 2006. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation

Annual Base Salary		$1,300,000

Target Management Incentive Plan - {150%*}		$1,950,000

Target Cash Long-Term Incentive Plan - {250%*}		$3,250,000

Target Annual Equity Award Range Restricted Stock	$ $	3,120,000 8,850,000	-

*	Target as a percent of base salary.

Exhibit 10.29

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 150% of your base salary. The actual amount you will receive is based upon your individual performance and the performance of Kraft Foods Inc. Your 2006 award will represent a full year award, or as if you began employment on January 1, 2006. This award will be paid at a minimum of your target in February 2007.

You will also be eligible to participate in the Long-Term Incentive Plan (LTIP), which is the Company’s executive long-term cash incentive program. The current LTIP performance cycle began on January 1, 2004 and is scheduled to end on December 31,2006. Your eligibility in this performance cycle will be for one full year (2006), or as if you began employment on January 1, 2006. This award will be paid at your target in February 2007. Your target opportunity under the LTIP is equal to 250% of your cumulative base salary during future performance cycles. The actual amount you will receive is based upon your individual performance and the performance of Kraft Foods Inc.

Also, you will be eligible to participate in the Company’s stock award program. Stock awards are typically made on an annual basis, with the next award cycle anticipated to be in January 2007. The current stock program design is to deliver 100% of equity value in the form of restricted stock with a three-year cliff vest. Award size is based on individual performance and requires the approval of the Compensation Committee of the Board of Directors.

Sign-On Incentives

In recognition of the forfeiture of equity awards granted by your previous employer, upon hire, you will receive one-time sign-on incentives in the form of a pension bridge and restricted stock as follows:

Pension Bridge	Treated as if you had remained continuously employed by the Company since 1981

Equity Sign-On Incentive	$12,000,000

The Benefit Formula applied to service under the pension bridge will be the formula applicable to employees with less than 30 years of service regardless of you actual service at retirement. Your average annual compensation shall be no less than your initial annual base salary and your initial MIP target award.

Upon hire, you will receive a one-time restricted stock award valued at $12,000,000. The number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your

Exhibit 10.29

date of hire. You will receive dividends on the shares during the vesting period consistent in amount and timing with that of Common Stock shareholders. The stock award will vest based on the following schedule:

Value	Vesting Date
$ 5,000,000	July 1, 2009
$ 7,000,000	July 1, 2011

In addition to the terms and conditions set forth in Kraft’s standard Stock Award Agreement (a form of which is delivered herewith) Kraft will include the following addition:

If, prior to full vesting of the shares granted per this award agreement, the Employee’s employment with the Company ends due to involuntary termination for reasons other than cause, the value of the total number of unvested shares shall vest at the vesting dates scheduled above. (In Kraft’s standard award agreement, shares will automatically vest in case of death or permanent disability.) In addition, in the case of a Change in Control, the shares will vest immediately in accordance with the Company’s Performance Incentive Plan. The Company agrees that it will reimburse you and fully gross you up for any excise or additional taxes if any are incurred from the vesting of these shares. These shares shall also vest if (1) you fail to be named Chairman of the Company’s Board of Directors on or before January 1, 2008 or (2) anyone other than Louis Camilleri or you is appointed Chairman of the Company’s Board of Directors.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than failure resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

Perquisites

You will be eligible for a company car allowance under the executive perquisite policy. The Company leases new company cars for business and personal use by executives. Under the policy, cars are leased for a three-year period. The Company will provide you with a car with a maximum value of $70,000. You can invest your own funds if the value of the car exceeds $70,000. You will have an opportunity to purchase the car at the end of the lease period.

Exhibit 10.29

You will be eligible for an annual financial counseling allowance of $10,000. You may use any firm of your choosing. In addition, for personal security and safety, the Company will provide a security system for your residence and personal use of the Company’s aircraft.

The Company will provide relocation benefits with a full tax gross-up. This will include up to one year of temporary housing and, if necessary, current residence buy-out at fair market value.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to twelve times your base salary. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include unexercised stock option shares.

Other Benefits

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Benefits Summary brochure. You will be eligible for five weeks of vacation, as if you had remained in full employment from 1981. In addition, you are eligible for ten designated holidays and two personal days.

Immediately upon your hire, you shall be deemed retiree eligible under all equity and employee pension and welfare benefit plans, programs and practices of the Company.

If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company.

You shall be reimbursed for your reasonable professional fees to complete the review of your employment arrangements with the Company.

This offer of employment will expire ten (10) days from the date of this letter. If you accept our offer, please indicate your acceptance by signing below and returning a copy of this letter by fax to me at 917 663-5777.

Exhibit 10.29

I look forward to your favorable response to our offer. If you have any question regarding any of the elements of your offer, please contact me at 917 663-2121.

Sincerely,

/s/ Louis C. Camilleri	CHAIRMAN KRAFT FOODS, INC.

I accept the offer as expressed above.

/s/ Irene B. Rosenfeld	6/24/06.
Signature	Date

Enclosure:	Kraft Foods Benefits Summary

Restricted Stock Agreement